SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                   ----------

                                 SCHEDULE 13G/A

                        UNDER THE SECURITIES ACT OF 1934

                                 AMENDMENT NO. 1

                                 PartnerRe Ltd.
                                ----------------
                                (Name of Issuer)

                     COMMON STOCK, PAR VALUE $1.00 PER SHARE
                    -----------------------------------------
                         (Title of Class of Securities)

                                    G6852T105
                                 --------------
                                 (CUSIP Number)

                                December 31, 2007
                      ------------------------------------
                      (Date of Event Which Requires Filing
                               of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

      |_|   Rule 13d-1(b)

      |X|   Rule 13d-1(c)

      |_|   Rule 13d-1(d)

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act.

                         (Continued on following pages)

                              (Page 1 of 16 Pages)

-------------------                                           ------------------
CUSIP NO. G6852T105                  13G/A                    Page 2 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon GP, LLC ("GPLLC)
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               3,018,000
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER
       EACH
       REPORTING               0
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    3,018,000
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,018,000
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------
* All percentage ownerships reported in this Schedule 13G/A are based on 55,588,593 shares of Common Stock issued and outstanding as of October 31, 2007, as reported by the Issuer (as defined below) in its Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2007 filed with the Securities and Exchange Commission on November 11, 2007.

-------------------                                           ------------------
CUSIP NO. G6852T105                  13G/A                    Page 3 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners GP, LP ("PartnersGP")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               1,023,058
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    1,023,058
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,023,058
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.8%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. G6852T105                  13G/A                    Page 4 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners, LP ("TPG-Axon Domestic")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               1,023,058
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    1,023,058
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,023,058
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       1.8%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       PN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. G6852T105                  13G/A                    Page 5 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Capital Management, LP ("TPG-Axon Management")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION
       Delaware

--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               3,018,000
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    3,018,000
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       [ ]
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IA
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. G6852T105                  13G/A                    Page 6 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       TPG-Axon Partners (Offshore), Ltd. ("TPG-Axon Offshore")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Cayman Islands
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               1,994,942
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    1,994,942
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       1,994,942
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       3.6%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. G6852T105                  13G/A                    Page 7 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh LLC ("Singh LLC")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       Delaware
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               3,018,000
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    3,018,000
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,018,000
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       OO
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. G6852T105                  13G/A                    Page 8 of 16 Pages
-------------------                                           ------------------

--------------------------------------------------------------------------------
1      NAME OF REPORTING PERSON
       I.R.S. IDENTIFICATION NO. OF ABOVE PERSON (ENTITIES ONLY)

       Dinakar Singh ("Mr. Singh")
--------------------------------------------------------------------------------
2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP                  (a) |X|

                                                                         (b) |_|
--------------------------------------------------------------------------------
3      SEC USE ONLY

--------------------------------------------------------------------------------
4      CITIZENSHIP OR PLACE OF ORGANIZATION

       USA
--------------------------------------------------------------------------------
       NUMBER OF       5       SOLE VOTING POWER
       SHARES
                               0
                       ---------------------------------------------------------
       BENEFICIALLY    6       SHARED VOTING POWER

                               3,018,000
                       ---------------------------------------------------------
       OWNED BY        7       SOLE DISPOSITIVE POWER

       EACH
                               0
       REPORTING
                       ---------------------------------------------------------
       PERSON          8       SHARED DISPOSITIVE POWER

       WITH                    3,018,000
--------------------------------------------------------------------------------
9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

       3,018,000
--------------------------------------------------------------------------------
10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES
       |_|

--------------------------------------------------------------------------------
11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

       5.4%*
--------------------------------------------------------------------------------
12     TYPE OF REPORTING PERSON

       IN
--------------------------------------------------------------------------------

-------------------                                           ------------------
CUSIP NO. G6852T105                  13G/A                    Page 9 of 16 Pages
-------------------                                           ------------------

The Schedule 13G initially filed on March 20, 2006, is hereby amended and restated by this Amendment No. 1 to the Schedule 13G.

ITEM 1.

      (a) Name of Issuer: PartnerRe Ltd.

      (b) Address of Issuer's Principal Executive Offices:

          96 Pitts Bay Road
          Pembroke, Bermuda HM08
ITEM 2.

      (a) Name of Person Filing: GPLLC, PartnersGP, TPG-Axon Domestic, TPG-Axon Management, TPG-Axon Offshore, Singh LLC and Mr. Singh.

      (b) Address of Principal Office:

          (All, except Offshore)      Offshore.

          888 Seventh Avenue          c/o Goldman Sachs (Cayman) Trust Limited
          38th Floor                  PO Box 896, Harbour Centre
          New York, New York 10019    George Town, Grand Cayman
                                      Cayman Islands, BWI

      (c) Citizenship: Delaware (all except Offshore); Offshore: Cayman
                                     Islands

      (d) Title of Class of Securities: Common Stock, par value $1.00 per share

      (e) CUSIP Number: G6852T105

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SS.SS.240.13D-1(B) OR 240.13D-2(B) OR (C), CHECK WHETHER THE PERSON FILING IS A:

      (a) |_| Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

      (b) |_| Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

      (c) |_| Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c)
      (d) |_| Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

      (e) |_| An investment adviser in accordance with ss.240.13d-1(b)(1)(ii)(E).

      (f) |_| An employee benefit plan or endowment fund in accordance with ss.240.13d-1(b)(1)(ii)(F).

-------------------                                          ------------------
CUSIP NO. G6852T105                  13G/A                   Page 10 of 16 Pages
-------------------                                          ------------------

      (g) |_| A parent holding company or control person in accordance with ss.240.13d-1(b)(1)(ii)(G).

      (h) |_| A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

      (i) |_| A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

      (j) |_| Group, in accordance with ss.240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

      (a) Amount beneficially owned:

      TPG-Axon Management, as investment manager to TPG-Axon Domestic and TPG-Axon Offshore, has the power to direct the disposition and voting of the Shares held by TPG-Axon Domestic and TPG-Axon Offshore. PartnersGP is the general partner of TPG-Axon Domestic. GPLLC is the general partner of PartnersGP and TPG-Axon Management. Singh LLC is a Managing Member of GPLLC. Mr. Singh, an individual, is the Managing Member of Singh LLC and in such capacity may be deemed to control Singh LLC, GPLLC and TPG-Axon Management, and therefore may be deemed the beneficial owner of the securities held by TPG-Axon Domestic and TPG-Axon Offshore. Mr. Singh and Eric Mandelblatt ("Mr. Mandelblatt") are Co-Chief Executive Officers of TPG-Axon Management.

      Each of Singh LLC, GPLLC, PartnersGP, Mr. Singh and Mr. Mandelblatt disclaims beneficial ownership of all of the shares of Common Stock reported in this 13G/A.

      (b) Percent of class:

          5.4%*

      (c) Number of shares as to which the person has:

          (i)   Sole power to vote or to direct the vote:

                0

          (ii)  Shared power to vote or to direct the vote:

                3,018,000

-------------------                                          ------------------
CUSIP NO. G6852T105                  13G/A                   Page 11 of 16 Pages
-------------------                                          ------------------

          (iii) Sole power to dispose or to direct the disposition of:

                0

          (iv)  Shared power to dispose or to direct the disposition of:

                3,018,000

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

      If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following |_|.

      Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

      See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED
        THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY OR CONTROL PERSON.

        Not applicable.

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        Not applicable.

ITEM 9. NOTICE OF DISSOLUTION OF THE GROUP

        Not applicable.

ITEM 10. CERTIFICATION

      By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

-------------------                                          -------------------
CUSIP NO. G6852T105                  13G/A                   Page 12 of 16 Pages
-------------------                                          -------------------

                                    SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 13, 2008



                                  Dinakar Singh LLC



                                  By: /s/  Dinakar Singh
                                      ----------------------
                                      Dinakar Singh
                                      Managing Member


                                  TPG-Axon GP, LLC



                                  By: /s/  Dinakar Singh
                                      ----------------------
                                      Dinakar Singh
                                      Co-President


                                  TPG-Axon Capital Management, LP
                                  By:  TPG-Axon GP, LLC, general partner



                                  By: /s/  Dinakar Singh
                                      ----------------------
                                      Dinakar Singh
                                      Co-President


                                  TPG-Axon Partners GP, LP
                                  By: TPG-Axon GP, LLC, general partner


                                  By: /s/  Dinakar Singh
                                      ----------------------
                                      Dinakar Singh
                                      Co-President

-------------------                                        -------------------
CUSIP NO. G6852T105                13G/A                   Page 13 of 16 Pages
-------------------                                        -------------------



                                  TPG-Axon Partners, LP
                                  By:  TPG-Axon Partners GP, LP, general partner
                                  By:  TPG-Axon GP, LLC, general partner



                                  By: /s/  Dinakar Singh
                                      ----------------------
                                      Dinakar Singh
                                      Co-President


                                  TPG-Axon Partners (Offshore), Ltd.


                                  By: /s/  Dinakar Singh
                                      ----------------------
                                      Dinakar Singh
                                      Director


                                  /s/  Dinakar Singh
                                  ---------------------------
                                       Dinakar Singh

-------------------                                          -------------------
CUSIP NO. G6852T105                  13G/A                   Page 14 of 16 Pages
-------------------                                          -------------------



                                LIST OF EXHIBITS
                                TO SCHEDULE 13G/A

                                                                            Page
                                                                            ----

1. Agreement to Make Joint Filing .........................................  15

-------------------                                          -------------------
CUSIP NO. G6852T105                  13G/A                   Page 15 of 16 Pages
-------------------                                          -------------------


                                    EXHIBIT 1

                         AGREEMENT TO MAKE JOINT FILING



         Each of the undersigned acknowledges and agrees that the foregoing statement on Schedule 13G/A is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G/A shall be filed on behalf of each of the undersigned without the necessity of filing additional joint filing agreements.


Dated:  February 13, 2008


                                  Dinakar Singh LLC


                                  By: /s/  Dinakar Singh
                                      ----------------------
                                      Dinakar Singh
                                      Managing Member


                                  TPG-Axon GP, LLC


                                  By: /s/  Dinakar Singh
                                      ----------------------
                                      Dinakar Singh
                                      Co-President


                                  TPG-Axon Capital Management, LP
                                  By:  TPG-Axon GP, LLC, general partner


                                  By: /s/  Dinakar Singh
                                      ----------------------
                                      Dinakar Singh
                                      Co-President

-------------------                                          -------------------
CUSIP NO. G6852T105                  13G/A                   Page 16 of 16 Pages
-------------------                                          -------------------


                                  TPG-Axon Partners GP, LP
                                  By:  TPG-Axon GP, LLC, general partner


                                  By: /s/  Dinakar Singh
                                      ----------------------
                                      Dinakar Singh
                                      Co-President


                                  TPG-Axon Partners, LP
                                  By:  TPG-Axon Partners GP, LP, general partner
                                  By:  TPG-Axon GP, LLC, general partner


                                  By: /s/  Dinakar Singh
                                      ----------------------
                                      Dinakar Singh
                                      Co-President


                                  TPG-Axon Partners (Offshore), Ltd.


                                  By: /s/  Dinakar Singh
                                      ----------------------
                                      Dinakar Singh
                                      Director


                                  /s/  Dinakar Singh
                                  ---------------------------
                                       Dinakar Singh